Exhibit 8.2

3400 JPMorgan Chase Tower, 600 Travis
Houston, TX 77002
Telephone: 713-226-1200
Fax: 713-223-3717
www.lockelord.com

July 20, 2009

NATCO Group Inc.

11210 Equity Drive, Suite 100

Houston, Texas   77041

Ladies and Gentlemen:

We have acted as counsel to NATCO Group Inc., a Delaware corporation (the “Company”), in connection with the planned merger (the “Merger”) of Octane Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”) and a direct, wholly owned subsidiary of Cameron International Corporation, a Delaware corporation (“Parent”), with and into the Company, with the Company as the surviving corporation, pursuant to an Agreement and Plan of Merger, dated as of June 1, 2009 (the “Merger Agreement”), by and between the Parent, Merger Sub and the Company.  At your request, and pursuant to Section 6.3(d) of the Merger Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger.  All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the Registration Statement of Parent filed on Form S-4 with the Securities and Exchange Commission and the proxy statement/prospectus contained therein, each as amended or supplemented through the date hereof (the “Registration Statement”), and (iii) such other documents, records and instruments as we have deemed necessary or appropriate in order to enable us to render our opinion.  In addition, in rendering our opinion, we have relied upon certain statements and representations made by certain officers of Parent, Merger Sub and the Company in their respective letters dated the date hereof (the “Certified Representations”) as well as statements and representations contained in the Merger Agreement, which we have neither investigated nor verified.  We have assumed that all such statements and representations will be true, correct, complete and not breached as of the Effective Time, and that no actions that are or would be inconsistent with such statements and representations have been or will be taken.  We have also assumed that all representations, including the Certified Representations, made “to the best of the knowledge of” any person or entity will be true, correct and complete as of the Effective Time as if made without such qualification.

In addition, we have assumed that (i) the statements and facts concerning the Merger set forth in the Merger Agreement and the Registration Statement are accurate, the Merger will be

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consummated in accordance with the Merger Agreement and as described in the Registration Statement (and no transaction, covenant or condition described therein and affecting this opinion will be waived or amended by any party), (ii) each of Parent, Merger Sub and the Company will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, (iii) the Merger Agreement and all of the documents and instruments referred to therein are valid and binding in accordance with their terms and (iv) the Merger will qualify as a statutory merger under applicable laws of the State of Delaware.

Furthermore, with respect to all documents reviewed and relied upon by us, we have assumed (i) the genuineness of all signatures, (ii) the truth, completeness and authenticity of such documents, (iii) none of such documents have been amended or modified, (iv) there are no other documents which affect the opinion hereinafter set forth and (v) the documents reflect the entire agreement of the parties with respect to the Merger.  Any inaccuracy in, or breach of, any of the aforementioned statements, representations and assumptions could adversely affect our opinion.

Our opinion is based upon existing provisions of the Code, Treasury Regulations promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service (“IRS”) and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change.  No ruling has been or will be sought from the IRS by Parent, Merger Sub or the Company as to the federal income tax consequences of any aspect of the Merger.  The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.

Based upon and subject to the foregoing as well as the qualifications and limitations set forth below and in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences”, it is our opinion that (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent, Merger Sub and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code.  In addition, we have concluded that the statements of legal conclusion set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences” reflect our opinion as to the anticipated U.S. federal income tax consequences of the Merger.

No opinion is expressed as to any matter not specifically addressed above.  Also, no opinion is expressed as to the tax consequences of the Merger under any foreign, state or local tax law.  Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the Effective Time in federal income tax law or administrative practice that may affect our opinion.  This opinion is being furnished only to you in connection with Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

This opinion may be filed as an exhibit to the Registration Statement.  In giving this consent to such filing, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Locke Lord Bissell & Liddell LLP